AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of ID Biomedical Corporation as at December 31, 2004 and 2003 and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002 in accordance with Canadian generally accepted accounting principles.





/s/ KPMG LLP

Chartered Accountants


Vancouver, Canada

February 24, 2005, except for note 23(b), which is as of March 3, 2005

COMMENTS BY AUDITORS FOR U.S READERS ON CANADA - U.S REPORTING DIFFERENCES


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the change described in note 3 to the consolidated financial statements as at December 31, 2004 and for the years then ended. Our report to the shareholders dated February 24, 2005, except for note 23(b), which is as of March 3, 2005 is expressed in accordance with Canadian reporting standards, which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.





/s/ KPMG LLP

Chartered Accountants


Vancouver, Canada

February 24, 2005, except for note 23(b), which is as of March 3, 2005

ID BIOMEDICAL CORPORATION
Consolidated Balance Sheets
(Expressed in Canadian dollars)

December 31, 2004 and 2003

-------------------------------------------------------------------------------------------------------------------
                                                                                         2004                 2003
-------------------------------------------------------------------------------------------------------------------
                                                                                                         (Restated
                                                                                                         - note 3)
Assets

Current assets:
  Cash and cash equivalents (notes 4(a) and 18)                                 $ 105,068,973        $ 149,087,649
  Short-term investments (note 5)                                                           -            7,129,511
  Accounts receivable (note 6)                                                     22,252,715            1,460,894
  Government assistance receivable (note 7)                                        14,544,544            1,769,324
  Inventory (note 8)                                                                5,796,603                    -
  Prepaid expenses and other                                                        2,017,819              628,628
-------------------------------------------------------------------------------------------------------------------
                                                                                  149,680,654          160,076,006

Long-term receivable                                                                  468,278                    -
Facilities and equipment (note 9)                                                 186,110,643            8,050,339
Investment (note 10)                                                                  413,644              413,644
Medical technology and other assets (note 11)                                      33,358,944           24,768,114
Goodwill                                                                              771,314              771,314
-------------------------------------------------------------------------------------------------------------------
                                                                                $ 370,803,477        $ 194,079,417
===================================================================================================================

Liabilities and Shareholder's Equity

Current liabilities:
  Accounts payable and accrued liabilities (note 12)                            $  43,751,723        $   8,571,644
  Instalment payable (note 4(a))                                                   36,108,000                    -
  Current portion of deferred revenue (note 13)                                    15,098,325            2,308,220
  Current portion of long-term debt (note 14)                                         990,001                    -
  Current portion of obligations under capital leases (note 15)                        30,178              183,940
-------------------------------------------------------------------------------------------------------------------
                                                                                   95,978,227           11,063,804

Deferred revenue (note 13)                                                         11,101,339            3,460,206
Long-term debt (note 14)                                                           37,043,350                    -
Obligation under capital lease (note 15)                                               18,444               52,209
Shareholders' equity:
  Share capital (note 16):
    Authorized:  200,000,000 common shares, without par value
    Issued and outstanding:  42,725,193 (2003 - 41,944,847) common shares         281,185,932          277,026,716
    Convertible equity                                                             77,250,000                    -
    Contributed surplus                                                             9,107,320            3,651,078
    Deficit                                                                      (140,881,135)        (101,174,596)
-------------------------------------------------------------------------------------------------------------------
                                                                                  226,662,117          179,503,198
-------------------------------------------------------------------------------------------------------------------
                                                                                $ 370,803,477        $ 194,079,417
===================================================================================================================

Commitments and contingencies (note 19)
Subsequent events (notes 4(b) and 23)

See accompanying notes to consolidated financial statements.



/s/ RICHARD BASTIANI                                 /s/ ANTHONY F. HOLLER
--------------------                                 ---------------------
DR. RICHARD BASTIANI                                 ANTHONY F. HOLLER MD
Chairman                                             Director

ID BIOMEDICAL CORPORATION
Consolidated Statements of Operations
(Expressed in Canadian dollars)

Years ended December 31, 2004, 2003 and 2002

---------------------------------------------------------------------------------------------------------------
                                                                 2004               2003                  2002
---------------------------------------------------------------------------------------------------------------
                                                                               (Restated             (Restated
                                                                               - note 3)             - note 3)
Revenue:
  Product sales                                          $ 36,073,378       $          -          $          -
  Research and development contracts                       13,375,895          4,141,450                     -
  Licensing                                                 2,749,682          2,697,210            10,884,527
  Other                                                     1,462,584                  -                     -
---------------------------------------------------------------------------------------------------------------
                                                           53,661,539          6,838,660            10,884,527

Expenses and other:
  Cost of product sales                                    21,436,661                  -                     -
  Research and development                                 48,543,002         31,568,420            15,214,726
  Research and development tax credits
    and grants                                             (2,841,078)        (2,315,539)           (2,814,555)
  Selling, general and administrative                      15,808,950          7,019,722             5,236,108
  Depreciation and amortization                             8,806,710          4,139,061             3,884,912
---------------------------------------------------------------------------------------------------------------
                                                           91,754,245         40,411,664            21,521,191
---------------------------------------------------------------------------------------------------------------
                                                          (38,092,706)       (33,573,004)          (10,636,664)

Other income (expenses):
  Investment income                                         2,635,041          1,564,030               784,908
  Foreign exchange loss                                    (2,958,716)           (74,458)             (233,245)
  Interest expense                                         (1,159,883)           (36,750)             (155,784)
  Gain on sale of short-term investment                             -          1,684,979                     -
  Loss on disposal of medical technology and
    other assets                                              (26,744)        (1,317,503)                    -
  Loss on write-down of short-term investment                       -                  -            (3,754,808)
---------------------------------------------------------------------------------------------------------------
                                                           (1,510,302)         1,820,298            (3,358,929)
---------------------------------------------------------------------------------------------------------------

Loss before income taxes                                  (39,603,008)       (31,752,706)          (13,995,593)

Income taxes (note 17)                                        103,531             20,330               793,844
---------------------------------------------------------------------------------------------------------------

Loss for the year                                        $(39,706,539)      $(31,773,036)         $(14,789,437)
================================================================================================================
Loss per share (note 16(h)):
  Basic                                                  $      (0.94)      $      (0.89)         $      (0.47)
  Diluted                                                       (0.94)             (0.89)                (0.47)

================================================================================================================

See accompanying notes to consolidated financial statements.

ID BIOMEDICAL CORPORATION
Consolidated Statements of Shareholders' Equity
(Expressed in Canadian dollars)

Years ended December 31, 2004, 2003 and 2002

-----------------------------------------------------------------------------------------------------------------------------------
                                             Common shares
                                       --------------------------                                                            Total
                                           Number           Share    Convertible    Contributed                      shareholders'
                                        of shares         capital         equity        surplus           Deficit           equity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Restated
                                                                                                        - note 3)
Balance, December 31, 2001             30,870,524    $110,371,408    $         -     $2,713,564     $ (54,612,123)    $ 58,472,849
  Loss for the year                             -               -              -              -       (14,789,437)     (14,789,437)
  Shares issued upon exercise
    of purchase warrants                  501,400       1,378,850              -              -                 -        1,378,850
  Shares issued for
    directors fees                         19,073         111,836              -              -                 -          111,836
  Shares issued for cash upon
    exercise of stock options           1,215,074       4,623,322              -              -                 -        4,623,322
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2002             32,606,071     116,485,416              -      2,713,564       (69,401,560)      49,797,420
  Loss for the year                             -               -              -              -       (31,773,036)     (31,773,036)
  Shares issued for
    directors fees                          6,283          80,426              -              -                 -           80,426
  Shares issued for cash upon
    exercise of stock options             513,544       2,975,921              -              -                 -        2,975,921
  Options exercised for which
    stock-based compensation
    has been recorded                           -          23,024              -        (23,024)                -                -
  Shares issued for cash
    pursuant to public offering
    (note 16(c)(i) and (ii))            8,800,000     166,874,888              -              -                 -      166,874,888
  Share issuance costs                          -      (9,764,884)             -              -                 -       (9,764,884)
  Shares issued on settlement
    of share capital obligation
    (note 11(d))                           18,949         351,925              -       (703,850)                -         (351,925)
  Stock-based compensation                      -               -              -      1,664,388                 -        1,664,388
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003             41,944,847     277,026,716              -      3,651,078      (101,174,596)     179,503,198
  Loss for the year                             -               -              -              -       (39,706,539)     (39,706,539)
  Shares issued for
    directors fees                          5,894          85,028              -              -                 -           85,028
  Shares issued for cash upon
    exercise of stock options             774,452       3,994,136              -              -                 -        3,994,136
  Options exercised for which
    stock-based compensation
    has been recorded                           -          80,052              -        (80,052)                -                -
  Share purchase warrants issued
    to Technology Partnerships
    Canada note 16(d))                          -               -              -      1,000,000                 -        1,000,000
  Subscription receipts issued
    upon business acquisition
    (note 4(b))                                 -               -     77,250,000              -                 -       77,250,000
  Stock-based compensation                      -               -              -      4,536,294                 -        4,536,294
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2004             42,725,193    $281,185,932    $77,250,000     $9,107,320     $(140,881,135)    $226,662,117
===================================================================================================================================

See accompanying notes to consolidated financial statements.

ID BIOMEDICAL CORPORATION
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)

Years ended December 31, 2004, 2003 and 2002

---------------------------------------------------------------------------------------------------------------
                                                                 2004                2003                 2002
---------------------------------------------------------------------------------------------------------------
                                                                                (Restated            (Restated
                                                                                 - note 3)           - note 3)
Cash provided by (used in):

Operations:
  Loss for the year                                      $(39,706,539)       $(31,773,036)        $(14,789,437)
  Items not affecting cash:
    Depreciation and amortization                           8,806,710           4,139,061            3,884,912
    Stock-based compensation expense                        4,536,294           1,664,388                    -
    Accrued interest on long-term debt                        935,350              14,020               88,191
    Loss on disposal of medical technology
      and other assets                                         26,744           1,317,503                    -
    Loss on write-down of short-term investment                     -                   -            3,754,808
    Gain on sale of short-term investment                           -          (1,684,979)                   -
    Directors fees paid in shares                              85,028              80,426              111,836
    Loss (gain) on disposal of facilities and
      equipment                                               346,104             (15,438)              (5,179)
    Unrealized foreign exchange loss (gain)                (4,439,025)            (66,992)             (20,526)
  Net changes in non-cash working capital
    balances relating to operations:
    Accounts receivable                                   (13,179,965)         (1,037,504)           1,020,357
    Government assistance receivable                       (4,562,625)            256,224              235,200
    Inventory                                               8,108,764                   -                    -
    Prepaid expenses and other                                560,860            (120,395)             (47,673)
    Accounts payable and accrued liabilities               16,890,455           5,841,442               21,685
    Deferred revenue                                       14,724,375          (1,795,325)          (1,862,247)
---------------------------------------------------------------------------------------------------------------
                                                           (6,867,470)        (23,180,605)          (7,608,073)
Investments:
  Short-term investments, net                               7,129,511          12,855,967            1,171,230
  Business acquisition                                    (61,394,210)                  -                    -
  Proceeds from disposal of facilities and equipment              689              51,399                7,000
  Expenditures on facilities and equipment                (23,779,469)         (5,271,099)          (1,662,682)
  Medical technology and other assets                         (70,498)            (38,850)            (587,747)
  Deposits                                                          -             521,000              172,000
  Long-term receivable                                        116,138                   -                    -
---------------------------------------------------------------------------------------------------------------
                                                          (77,997,839)          8,118,417             (900,199)
Financing:
  Proceeds on issuance of common shares                     3,994,136         169,850,809            6,002,172
  Share issuance costs                                              -          (9,764,884)                   -
  Settlement of share capital obligation (note 11(d))               -            (351,925)                   -
  Repayment of demand loan                                          -                   -             (812,000)
  Proceeds on issuance of long-term debt                   38,030,025                   -                    -
  Repayment of long-term debt                                (990,001)           (932,473)          (1,348,562)
  Repayment of obligations under capital leases              (187,527)           (163,112)            (257,857)
---------------------------------------------------------------------------------------------------------------
                                                           40,846,633         158,638,415            3,583,753
---------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents          (44,018,676)        143,576,227           (4,924,519)

Cash and cash equivalents, beginning of year              149,087,649           5,511,422           10,435,941
---------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year (note 18)          105,068,973         149,087,649            5,511,422

Cash held in escrow (notes 4(a) and 18)                    36,255,709                   -                    -
---------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year
(net of cash held in escrow)                             $ 68,813,264        $149,087,649         $  5,511,422
===============================================================================================================

ID BIOMEDICAL CORPORATION
Consolidated Statements of Cash Flows (Continued)
(Expressed in Canadian dollars)

Years ended December 31, 2004, 2003 and 2002

---------------------------------------------------------------------------------------------------------------
                                                                 2004                2003                 2002
---------------------------------------------------------------------------------------------------------------
                                                                                (Restated            (Restated
                                                                                 - note 3)           - note 3)
Supplementary information:
  Cash paid for:
    Interest                                             $     26,612        $     52,467         $    156,306
    Income taxes                                               20,106              20,330              793,844
  Non-cash transactions:
    Issuance of loan payable upon
      business acquisition (note 4(a))                     38,625,000                   -                    -
    Issuance of subscription receipts upon
      business acquisition (note 4(b))                     77,250,000                   -                    -
    Facilities and equipment acquired by means of a
      capital lease                                                 -                   -              179,036
    Issuance of shares on settlement of share
      capital obligation (note 11(d))                               -             351,925                    -
    Medical technology increase by means of issuance
      of share purchase warrants (note 16(d))               1,000,000                   -                    -
===============================================================================================================

See accompanying notes to consolidated financial statements.

1.   OPERATIONS:

     ID Biomedical Corporation (the "Company"), was incorporated under the British Columbia Business Corporations Act on March 4, 1991. The Company is an integrated biotechnology company dedicated to the development of innovative vaccine products. It operates in research, development, manufacturing, sales and marketing from its facilities in Canada and in the United States.


2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

          These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and include the accounts of the Company, its wholly-owned Canadian subsidiary ID Biomedical Corporation of Vancouver ("IDBV"), IDBV's wholly-owned Canadian subsidiary ID Biomedical Corporation of Quebec ("IDBQ"), IDBQ's wholly-owned US subsidiary ID Biomedical Corporation of Maryland ("IDBM"), the Company's wholly-owned US subsidiary (2003 - 100%; 2002 - 97%), ID Biomedical Corporation of Washington ("IDBW"), and IDBW's wholly-owned US subsidiary ID Biomedical Corporation of Northborough ("IDBN") (formerly Shire Biologics Inc.).

          These consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada which, to these consolidated financial statements and except as disclosed in note 25, are not materially different from generally accepted accounting principles in the United States and from practices prescribed by the United States Securities and Exchange Commission.

          All significant intercompany transactions and balances have been eliminated on consolidation.

     (b)  Cash equivalents:

          Cash equivalents are highly liquid Canadian and US dollar investments in treasury bills, term deposits with major financial institutions and commercial paper, that are readily convertible to cash and with maturities at the date of purchase of three months or less. Investments with maturities at the date of purchase of more than three months and less than one year are separately classified in short-term investments on the consolidated balance sheet. The carrying value of cash equivalents approximates their market value.

     (c)  Short-term investments:

          Short-term investments include Canadian and US dollar investments in treasury bills, term deposits with major financial institutions, bonds and commercial paper with maturities at the date of purchase of more than three months and less than one year. Short-term investments are stated at the lower of cost and net realizable value.

     (d)  Inventory:

          Raw materials and supplies are recorded at the lower of cost and replacement cost. Work in progress and finished goods are recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

     (e)  Long-term investment:

          The investment is accounted for using the cost method. Under the cost method, the original cost of the shares is adjusted for dividends received in excess of the Company's pro-rata share of post acquisition income or if an other than temporary decline in value occurs. The Company's management reviews the underlying value of the investment on a regular basis by reference to estimated fair value based on established criteria including trading value, anticipated cash flows and profitability of the investee.

     (f)  Facilities and equipment:

          Facilities and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful life.

          ----------------------------------------------------------------------
          Asset                                                         Rate
          ----------------------------------------------------------------------
          Office furniture and equipment                            3 - 10 years
          Manufacturing equipment                                   7 - 10 years
          Laboratory equipment                                      5 - 10 years
          Buildings                                                     25 years
          ----------------------------------------------------------------------

          Construction in progress, which includes direct construction and development costs, is not depreciated until the assets are completed.

     (g)  Patent costs:

          Patent costs incurred in the protection of intellectual property developed internally, are expensed in the period in which they are incurred. The costs include those associated with the filing, prosecution and maintenance of patents in domestic and international jurisdictions.

     (h)  Medical technology and other assets:

          The costs of acquiring medical technology and other assets from third parties are capitalized and initially recorded at cost. Costs are amortized over the estimated useful life of the technology upon application to the related product or once the Company enters into a licensing agreement with respect to the technology.

     (i)  Valuation of long-lived assets:

          If management determines that the carrying value of facilities and equipment, or medical technology and other assets exceed the recoverable value based on future undiscounted cash flows, such assets are written down to their fair values.

     (j)  Leases and lease inducements:

          Leases entered into are classified as either capital or operating leases. Leases, which substantially transfer all benefits and risks of ownership of the asset to the Company, are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded together with its related long-term obligation to reflect the purchase and financing.

          All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

          Lease inducements represent free rent periods provided by the landlord and are amortized on a straight-line basis over the term of the lease and are recorded as a reduction of rent expense.

     (k)  Revenue recognition:

          The Company recognizes revenue when:

          - There is persuasive evidence of an arrangement;
          - Delivery of products has occurred or services have been rendered;
          - The seller's price to the buyer is fixed or determinable; and,
          - Collectibility is reasonably assured.

          The Company's principal revenue streams and their respective accounting treatments are discussed below:

          (i)  Product sales:

               Revenue from vaccine product sales is recognized at the time of delivery. Revenue is recognized net of customer sales incentives and estimated returns. The Company monitors and tracks the amount of returns and reduces revenues at the time of sale based on contractual rights and historical experience. In addition, the Company records a bad debt allowance based on historical experience and review of significant accounts, which is classified within selling, general and administrative expenses.

               A portion of the vaccine product revenue (primarily NEISVAC-C) includes the sale of vaccines purchased from third party suppliers. In these transactions, the Company is responsible for negotiating the sales price with the customer, making the payment to the supplier, establishing payment terms with the customer and also has the risk of loss if the customer does not make payment. As a result of its role as principal, the Company has recorded these transactions at their gross amount in the consolidated statements of operations and deficit.

               The Company's contract with the Government of Canada for the supply of FLUVIRAL(R) vaccine requires the Government of Canada to purchase minimum quantities. Revenue for any minimum purchase requirement in excess of products delivered is recognized at the end of the contract year.

          (ii) Licensing revenue:

               Revenue from the Company's medical technology agreements, including royalty payments, license and option fees and milestone payments, some of which are received as non-refundable upfront payments, is recorded net of amounts payable to third parties and is recognized on an accrual basis as the Company fulfills its obligations related to the various elements within the licensing agreement, in accordance with the contractual arrangements with third parties and the term over which the underlying benefit has been conferred. Payments related to medical technology agreements in which the benefit is conferred in future periods are deferred and recognized as revenue on a straight-line basis over the term of the related agreements. Revenues associated with multiple element arrangements are attributed to the various elements based on their relative fair values.

          (iii) Research and development contract revenue:

               (a)  Collaborative agreement revenue:

                    Revenue from collaborative agreements is recognized by the percentage-of-completion method, based on the ratio of costs incurred to date over estimated total costs. This method is used because management considers expended costs to be the best available measure of progress towards completion on these agreements. Costs related to the collaborative agreements, including all direct material and labor costs, supplies, external contracts, administrative overhead and depreciation costs of facilities and equipment used directly in performing services under the agreements, are recorded as research and development expenses; selling, general and administrative expenses; and depreciation. Changes in estimates of agreement price, total estimated costs or estimated losses on collaborative agreements, if any, are included in the determination of estimated cumulative revenue and expenses in the period the change is determined by management.

               (b)  Contract revenue:

                    Payments received under contract research and development agreements, are recorded as revenue as the research and development activities are performed and the related expenditures incurred in accordance with the terms of the specific contracts.

          (iv) Other revenue:

               Other revenue represents distribution fees received from the provision of contract distribution services and a pandemic readiness fee. The Company records distribution fees, which are based on invoice costs of the goods shipped, at the time of product shipment. The pandemic readiness fee represents costs incurred to maintain a state of readiness plus an allowable profit. This fee is recognized as the readiness costs are incurred by the Company.

          Cash or other compensation received in advance of meeting the revenue recognition criteria is recorded as deferred revenue.

     (l)  Cost of product sales:

          Cost of product sales, consisting of expenses related to the production and distribution of FLUVIRAL(R) and the agreement to distribute NEISVAC-C are charged against earnings in the period of the related product sales to third parties. Expenses are comprised of direct and indirect costs related to the manufacturing process and include expenditures related to quality inspection, quality assurance, supply chain management, safety and regulatory, but exclude depreciation and amortization expenses. These expenses are allocated to inventory during each stage of the manufacturing process and eventually to cost of product sales when the related product is sold to third parties. Costs related to maintaining a state of readiness against an influenza pandemic are also recognized as a cost of product sales and charged against earnings in the period the costs are incurred.

     (m)  Goodwill:

          Goodwill represents the excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired in business combination. Goodwill is not amortized but is tested annually for impairment.

     (n)  Research and development expenditures:

          Research costs, other than capital expenditures that are included in facilities and equipment, are charged to operations as incurred. Development costs, including clinical trial costs, are charged to operations in the period of the expenditure unless a development project meets the criteria under Canadian generally accepted accounting principals for deferral and amortization. To date, no development project expenditures have been deferred.

     (o)  Government assistance:

          Government assistance, consisting of grants, forgivable loans and research tax credits, is recorded as a reduction of the related expense or cost of the asset acquired when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant or forgivable loan program, or for tax credits, when there is reasonable assurance that they will be realized. Government forgivable loans are a form of government assistance and are contractually repayable by way of royalties only if revenues are generated from specified product sales.

     (p)  Income taxes:

          The Company follows the asset and liability method for accounting for income taxes. Under this method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax bases ("temporary differences"), and tax credits and loss carry forwards. The resulting changes in the net future tax asset or liability are included in income. Future tax assets and liabilities are measured using substantially enacted or enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period that includes the substantial enactment date. Future income tax assets are evaluated and if realization is not considered "more likely than not", a valuation allowance is provided.

     (q)  Stock-based compensation plan:

          The Company has stock-based compensation plans, which are described in note 16(e) and (g). Effective January 1, 2003 the Company adopted the fair-value based method of accounting for stock-based compensation, on a prospective basis, for all awards of restricted share units and stock options granted on or after January 1, 2003. Compensation expense is recognized for the plans when restricted share units or stock options are issued to employees and non-employees. Any consideration paid by employees upon the exercise of stock options is recorded as an increase in share capital. Prior to 2003, awards made to employees and directors were accounted for using the settlement method of accounting for stock-based compensation. Accordingly, no compensation expense was recognized for such awards, as the exercise price was equal to the market price of the stock on the date of grant.

     (r)  Fair value of financial instruments:

          Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, amounts receivable (including government assistance receivable), accounts payable and accrued liabilities and instalment payable, approximate fair value due to their short maturities. The obligations under capital leases bear interest at rates that in management's opinion approximate the current interest rates and therefore their fair value. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its long-term debt approximates fair value.

     (s)  Foreign exchange:

          The Company's currency of measurement and presentation is the Canadian dollar. The Company's subsidiaries that are located in the United States are considered to be integrated foreign operations. Accordingly, monetary items of the subsidiaries are translated into Canadian dollars at the exchange rate in effect at the balance sheet date and non-monetary items are translated at historical exchange rates. Revenue and expense items are translated at transaction date rates. Any exchange gains or losses are included in earnings.

     (t)  Net earnings (loss) per share:

          Net earnings (loss) per share is calculated based on the weighted average number of common shares outstanding. Diluted earnings (loss) per share is calculated using the treasury stock method.

     (u)  Estimates:

          The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring the use of management estimates relate to the determination of the valuation of inventory, investments, medical technology and goodwill, the useful lives of assets for depreciation and amortization, stock-based compensation, the amounts recorded as revenue and deferred revenue, product returns and accrued liabilities, and the allocation of the purchase price on an acquisition.

          The Company's ability to recover the carrying value of its medical technology and other assets depends on a variety of factors such as: legal, regulatory or contractual limitations; known technological advances; anticipated demand; the existence or absence of competition; and the continued availability of capital to finance the Company's activities.

     (v)  Comparative figures:

          Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.


3.   CHANGE IN ACCOUNTING PRINCIPLE:

     Effective July 1, 2004, the Company changed its policy of identifying amounts related to the initial patent costs associated with the protection of intellectual property. The costs included in this change are those associated with the filing and prosecution of patents in domestic and international jurisdictions. As a result, such costs, previously capitalized, are now accounted for as selling, general and administrative expenditures and are recorded as expenses in the period in which they are incurred in accordance with the Company's accounting policy stated in note 2(g).

     This change has been applied retroactively and the Company has restated its consolidated financial statements as follows:

     ----------------------------------------------------------------------------------------------------------
                                                                                     2003                 2002
     ----------------------------------------------------------------------------------------------------------
     Opening deficit, as previously reported                                $ (67,916,200)        $(53,429,324)
     Adjustment to opening deficit to reflect change in accounting
        for patents                                                            (1,485,360)          (1,182,799)
     ----------------------------------------------------------------------------------------------------------

     Opening deficit, as restated                                             (69,401,560)         (54,612,123)

     Loss for the year, as previously reported                                (31,923,429)         (14,486,876)
     Adjustments to reflect change in accounting for patent costs                 150,393             (302,561)
     ----------------------------------------------------------------------------------------------------------
     Loss for the year, as restated                                           (31,773,036)         (14,789,437)
     ----------------------------------------------------------------------------------------------------------

     Ending deficit, as restated                                            $(101,174,596)        $(69,401,560)
     ----------------------------------------------------------------------------------------------------------

     Loss per common share, basic and diluted, as previously reported       $       (0.89)        $      (0.46)

     Loss per common share, basic and diluted, as restated                  $       (0.89)        $      (0.47)
     ==========================================================================================================

4.   ACQUISITION:

     On September 9, 2004, the Company completed the acquisition of the assets and operations of the vaccine business of Shire BioChem Inc. ("Shire"), including the shares of Shire's wholly-owned subsidiary Shire Biologics Inc. ("Shire Biologics") (collectively, the "Shire Business"). The transaction has been accounted for as a business combination with the Company identified as the acquirer. The consolidated financial statements reflect the operations of the acquired Shire Business from September 9, 2004. The consideration paid, including acquisition costs, was allocated to the assets acquired and the liabilities assumed based on estimates of their fair values on the date of acquisition as follows:

     ---------------------------------------------------------------------------
     Identifiable assets acquired:
       Cash                                                        $   (337,075)
       Other current assets                                          31,679,869
       Long-term receivable                                             584,416
       Facilities and equipment                                     160,490,040
       Medical technology and other assets                           10,491,374
     Liabilities assumed:
       Current liabilities                                          (20,706,341)
       Deferred revenue                                              (4,280,147)
       Long-term debt                                                  (990,001)
     ---------------------------------------------------------------------------
                                                                   $176,932,135
     ===========================================================================

     ---------------------------------------------------------------------------
     Consideration:
       Cash paid or payable at closing                             $ 54,068,842
       Cash payment due on September 9, 2005                         38,625,000
       Subscription receipts                                         77,250,000
       Acquisition costs                                              6,988,293
     ---------------------------------------------------------------------------
                                                                   $176,932,135
     ===========================================================================

     The agreed purchase price for the Shire Business was US$120 million, plus adjustments. In addition, Shire agreed to provide the Company with a loan facility of up to US$100 million to be used over a four year period to finance the continued development of the Shire Business. Subject to certain requirements to make minimum payments, repayment of the loan will be made out of funds received by the Company from the sales of the products of the acquired Shire Business developed using the funding under the loan facility (note 14(a)).

     The consideration of US$120 million, plus adjustments, is comprised of the following:

     (a)  Cash consideration:

          Cash consideration of US$60 million payable in two equal instalments. One instalment of US$30 million was paid at closing on September 9, 2004 and a second instalment is due on the first anniversary of closing of the transaction on September 9, 2005. US$30 million has been placed in escrow in accordance with the terms of the acquisition agreement (note 18).

     (b)  Subscription receipts:

          The Company issued 4,931,864 subscription receipts. The subscription receipts are exchangeable into common shares of the Company, on a one for one basis, for no additional consideration. If the Company completes one or more equity offerings within 22 months after closing, Shire may elect to exchange all or part of its subscription receipts for up to US$60 million cash. If the Company completes a financing within 120 days from September 9, 2004, the Company is to use the net proceeds of the financing to repurchase all or part of the subscription receipts.

          On January 7, 2005, the Company repurchased the subscription receipts held by Shire that were issued in connection with the Company's acquisition of the Shire Business. All conditions precedent to repurchase of the subscription receipts have now been satisfied and the subscription receipts have been cancelled as of January 10, 2005 (note 23(a)).

     (c)  Adjustments to purchase price:

          Under the terms of the purchase agreement, the Company is required to reimburse Shire for the net operating working capital ("Net Purchased Working Capital") at June 30, 2004 and the net cost of operating the Shire Business ("Net Operating Cash") from June 30, 2004 until the date of closing on September 9, 2004. The Net Purchased Working Capital adjustment totaled $9,107,980 and the Net Operating Cash adjustment totaled $16,845,612. Both amounts are recorded as an adjustment to the consideration paid.

          The acquired facilities and equipment include a 120,000 square feet influenza vaccine manufacturing facility and fill/finish plant in Quebec City, Quebec that is currently being expanded to 200,000 square feet; a 68,000 square feet vaccine research centre in Laval, Quebec, for which the construction is substantially completed; and a 60,000 square feet fully integrated vaccine development and pilot manufacturing facility in Northborough, Massachusetts.

          Assumed long-term debt is comprised of a term loan from the Quebec provincial and Canadian federal governments provided to Shire to assist the company in financing the costs of setting up the Quebec City operations. The Government loan is unsecured and non-interest bearing and is repayable in annual instalments through 2005.

5.   SHORT-TERM INVESTMENTS:

     ----------------------------------------------------------------------------------------------------------
                                                                                     2004                 2003
     ----------------------------------------------------------------------------------------------------------
     Term deposits, treasury bills and government-backed
       commercial paper bonds                                                 $         -           $7,129,511
     ==========================================================================================================

     Investments in term deposits, treasury bills and government-backed commercial paper and bonds at December 31, 2003 are stated at cost, which approximates fair market value at that date.


6.   ACCOUNTS RECEIVABLE:

     ----------------------------------------------------------------------------------------------------------
                                                                                     2004                 2003
     ----------------------------------------------------------------------------------------------------------
     Accounts receivable trade:
       Non-government accounts, net of bad debt allowance
           of $35,244 (2003 - $0)                                             $ 1,984,248           $  712,019
       Government accounts                                                     14,280,129                    -
     Other accounts receivable                                                  5,988,338              748,875
     ----------------------------------------------------------------------------------------------------------
                                                                              $22,252,715           $1,460,894
     ==========================================================================================================

7.   GOVERNMENT ASSISTANCE RECEIVABLE:

     ----------------------------------------------------------------------------------------------------------
                                                                                     2004                 2003
     ----------------------------------------------------------------------------------------------------------
     Investment tax credits receivable                                        $ 1,608,567           $  428,040
     Technology Partnerships Canada receivable                                  7,026,662            1,341,284
     Grants receivable                                                          5,909,315                    -
     ----------------------------------------------------------------------------------------------------------
                                                                              $14,544,544           $1,769,324
     ==========================================================================================================

     In 2004, the Company recorded $1,180,527 (2003 - $553,057; 2002 - $770,741)
     related to government investment tax credits.

     In 2004, the Company recorded $716,384 in contributions related to the Technology Partnerships of Canada ("TPC") agreement acquired with the Shire Business (note 19(c)(i)). In 2003, the Company recorded $1,762,482 (2002 - $2,012,594) in contributions related to the TPC agreement entered into by IDBQ (note 19(c)(ii)). The TPC contributions are recorded as a reduction of the related research and development expenses.

     In 2004, the Company recorded $810,048 (2003 - $0; 2002 - $0) as research and development grants and $39,978 as a reduction of the related asset, related to grants awarded by the National Institutes of Health (note 19(d)) and $0 related to other grants (2003 - $0; 2002 - $31,220). The Company also recorded $1,090,322 of pandemic readiness fees and $2,787,366 as a reduction of capital assets related to a contract with the Government of Canada to assure a state of readiness in case on an influenza pandemic.

8.   INVENTORY:

     ----------------------------------------------------------------------------------------------------------
                                                                                     2004                 2003
     ----------------------------------------------------------------------------------------------------------
     Finished Goods                                                            $  313,999           $        -
     Work in progress                                                           3,841,455                    -
     Supplies                                                                   1,641,149                    -
     ----------------------------------------------------------------------------------------------------------
                                                                               $5,796,603           $        -
     ==========================================================================================================

     The inventories are net of a reserve for slow moving stock of $132,437 (2003 - $0).

9.   FACILITIES AND EQUIPMENT:

     ----------------------------------------------------------------------------------------------------------
                                                                                 Accumulated
                                                                            depreciation and          Net book
     2004                                                         Cost          amortization             value
     ----------------------------------------------------------------------------------------------------------
     Laboratory equipment                                 $ 12,768,749           $ 5,060,961      $  7,707,788
     Manufacturing equipment                                46,831,693             2,060,036        44,771,657
     Buildings                                             120,803,209               934,592       119,868,617
     Land                                                    5,112,908                     -         5,112,908
     Office furniture and equipment                          6,204,050             2,059,828         4,144,222
     Leasehold improvements                                  5,658,766             1,153,315         4,505,451
     ----------------------------------------------------------------------------------------------------------
                                                          $197,379,375           $11,268,732      $186,110,643
     ==========================================================================================================

     ----------------------------------------------------------------------------------------------------------
                                                                                 Accumulated
                                                                            depreciation and          Net book
     2003                                                         Cost          amortization             value
     ----------------------------------------------------------------------------------------------------------
     Laboratory equipment                                  $ 6,941,842            $3,318,023         $3,623,819
     Office furniture and equipment                          2,054,410             1,312,750            741,660
     Leasehold improvements                                  4,493,144               808,284          3,684,860
     ----------------------------------------------------------------------------------------------------------
                                                           $13,489,396            $5,439,057         $8,050,339
     ==========================================================================================================

     Included in the cost of facilities and equipment are $162,318 (2003 - $603,617) of assets under capital leases with accumulated amortization in the amount of $78,454 (2003 - $358,332).

     Included in the cost of buildings and manufacturing equipment are $24,590,656 and $1,993,278 (2003 -$0 and $0), respectively, of construction in progress.

10.  INVESTMENT:

     During 2000, the Company received 1,000,000 common shares of DiscoveRx, a private company, as payment for a research license and option valued at US$280,000. The Company's investment in DiscoveRx represents less than 1% of DiscoveRx's issued and outstanding voting shares and is carried at cost.

11.  MEDICAL TECHNOLOGY AND OTHER ASSETS:

     Medical technology and other assets includes payments made under contractual agreements to acquire certain medical technologies, the cost of licenses, and payments made to acquire trademark rights.

     ----------------------------------------------------------------------------------------------------------
                                                                                 Accumulated          Net book
     2004                                                         Cost          amortization             value
     ----------------------------------------------------------------------------------------------------------
     Meiogenics Agreement (a)                              $ 2,500,000            $1,769,098       $   730,902
     IDNA Agreement (b)                                        849,090               586,694           262,396
     UTRC Agreement (d)                                      1,902,835               638,089         1,264,746
     WRAIR Agreements (f)                                       45,023                 7,874            37,149
     Acquired medical technology and other assets           37,838,984             6,775,233        31,063,751
     ----------------------------------------------------------------------------------------------------------
                                                           $43,135,932            $9,776,988       $33,358,944
     ==========================================================================================================

     ----------------------------------------------------------------------------------------------------------
                                                                                 Accumulated          Net book
     2003                                                         Cost          amortization             value
     ----------------------------------------------------------------------------------------------------------
     Meiogenics Agreement (a)                              $ 2,500,000            $1,370,432       $ 1,129,568
     IDNA Agreement (b)                                        849,090               443,581           405,509
     UTRC Agreement (d)                                      1,876,629               547,544         1,329,085
     WRAIR Agreements (f)                                       38,471                 4,770            33,701
     Acquired medical technology and other assets           26,336,620             4,466,369        21,870,251
     ----------------------------------------------------------------------------------------------------------
                                                           $31,600,810            $6,832,696       $24,768,114
     ==========================================================================================================

     Estimated amortization expense related to medical technology and other assets for each of the next five years is approximately as follows:

     ----------------------------------------------------------------------------------------------------------
     2005                                                                                           $4,300,000
     2006                                                                                            4,200,000
     2007 to 2009                                                                                    3,700,000
     ----------------------------------------------------------------------------------------------------------

     (a)  Meiogenics Agreement:

          The Company and Meiogenics US Limited Partnership, Meiogenics Canada Limited Partnership and Meiogenics Technology Management Corp. ("Meiogenics") entered into an asset purchase agreement (the "Meiogenics Agreement") dated July 29, 1992, as amended, under which the Company acquired certain patents, proprietary technology and intellectual property associated with Scissile Linkage Technology ("SLT") and Cycling Probe(TM) Technology ("CPT") (the "Meiogenics Assets") from Meiogenics effective December 18, 1992.

          Under the Meiogenics Agreement, the Company made an initial payment of $1,000,000 consisting of 320,000 common shares of the Company issued from treasury. The Company also made a milestone payment of $1,000,000, comprised of 355,872 common shares of the Company issued from treasury. During 2002, the Company and Meiogenics entered into an agreement whereby the Company agreed to and paid a final cash payment of $500,000. Under the new agreement, the Company has no further obligation to make payments under the Meiogenics Agreement.

     (b)  IDNA Agreement:

          The Company and Integrated DNA Technologies, Inc. ("IDNA") entered into an asset purchase agreement (the "IDNA Agreement") dated January 27, 1993, under which the Company acquired certain assets and was granted an exclusive sublicense of certain patents and patent applications relating to CPT (the "IDNA Assets"). On March 31, 1997, the Company granted IDNA a non-exclusive license to use the Meiogenics Assets and the IDNA Assets for the sole purpose of developing, producing and marketing products, based on SLT and CPT to be used for non-medical research purposes by institutions. The Company is entitled to receive royalties on the sale of any such products by IDNA.

          In addition, on March 31, 1997, the Company and IDNA entered into an amendment to the IDNA Agreement pursuant to which the Company has agreed to fund a research and development program to be carried out by IDNA. Any funds paid by the Company to IDNA under this program will reduce the amount otherwise payable (the "Milestone Payment") by the Company to IDNA under the IDNA Agreement upon the achievement of certain goals relating to commercial development of the IDNA Assets. In 2001, the Company achieved a milestone and a final payment of US$351,000 (CDN$531,590) was paid.

     (c)  UCLA Agreement:

          IDBW and the University of California at Los Angeles ("UCLA") entered into a licensing agreement (the "UCLA Agreement") dated April 7, 1993, as amended by various amendments, pursuant to which IDBW was granted an exclusive, worldwide royalty-bearing license to use certain patented technology of UCLA (the "UCLA technology") for the development of vaccines and immunotherapeutics against MYCOBACTERIUM TUBERCULOSIS. UCLA also granted IDBW the right to issue exclusive or non-exclusive sublicenses to third parties to use the UCLA technology. UCLA also granted to IDBW exclusive, worldwide license rights to a vaccine against LEGIONELLA PNEUMOPHILA (Legionnaires disease) developed by UCLA. The rights to the LEGIONELLA PNEUMOPHILA VACCINE were terminated and returned to UCLA in 1998. Under the agreement, UCLA has collaborated with IDBW in research, development and testing of the tuberculosis vaccine and as needed will collaborate in the future.

          In 2002, IDBW terminated its rights and obligations to certain pending patent applications while retaining its rights and obligations to several issued patents under its license agreement with UCLA for the development of vaccines and immunotherapeutics against MYCOBACTERIUM TUBERCULOSIS. In 2003, the Company decided to discontinue research and development activities related to the development of the tuberculosis vaccine. As a result of this decision, the remaining estimated obligation to UCLA repayable on the license agreement, totaling $285,550, was written off as an offset to the loss on disposal of medical technology and other assets related to the tuberculosis vaccine totaling $1,650,716. No further payments relating to the commercial development of UCLA's technology or royalties on product sales are due.

     (d)  UTRC Agreement:

          IDBW and the University of Tennessee Research Corporation ("UTRC") entered into a licensing agreement (the "UTRC Agreement") dated August 29, 1997 pursuant to which IDBW was granted an exclusive, worldwide license to use certain patented technology of UTRC (the "UTRC Technology") for the development of a vaccine against group A streptococcus. UTRC also granted IDBW the right to issue exclusive or non-exclusive sublicenses to third parties. Annual license maintenance fees are due and have been paid on each anniversary date of the agreement.

          On August 20, 2003, IDBW executed an amendment to the UTRC Agreement. Upon signing the amendment, UTRC returned 408,163 shares of IDBW common stock and IDBW paid UTRC US$250,000 cash and provided UTRC US$250,000 worth of common stock of the Company, equaling 18,949 shares at the time of the amendment. The amendment also provides that all future milestone payments, if milestones are achieved, will be paid in common shares of the Company. There are no royalties due under this agreement. With the cancellation of the outstanding shares of IDBW held by UTRC, the effective ownership of IDBW by the Company increased to 100% and the Company fulfilled its share capital obligation.

     (e)  UBC Agreement:

          IDBW and The University of British Columbia ("UBC") entered into a License Agreement effective March 1, 2002 (the "UBC Agreement"), pursuant to which IDBW was granted exclusive worldwide royalty-bearing rights to develop and market vaccines or immunotherapeutics based on UBC's proprietary technology related to ENTERHEMORRHAGIC E. COLI AND ENTEROPATHOGENIC E. COLI ("E. COLI"). Under the UBC Agreement, UBC and IDBW were to collaborate on further research, development and testing of vaccines and other immunotherapeutics against E. COLI. IDBW paid net license fees of US$15,000 and patent costs of $135,464 to December 31, 2002.

          On April 2, 2003, the Company notified UBC that it would be terminating the UBC Agreement. Under the terms of the UBC Agreement, the Company's rights and obligations associated with the technology ceased as of May 30, 2003. No further payments relating to the commercial development of UBC's technology or royalties on product sales are due. License fees totaling $22,242, incurred up until the date of termination were subsequently written off.

     (f)  WRAIR Agreements:

          (i)  Exclusive patent license agreement:

               IDBQ and the Walter Reed Army Institute of Research ("WRAIR") entered into a patent license whereby WRAIR granted IDBQ a worldwide exclusive license, with the right to grant sub-licenses, for the use of certain patents and patent applications covering the Proteosome(TM) and Proteosome-based technologies. Under this agreement, IDBQ agreed to make payments upon the attainment of specified milestones for each product identified and pay royalties based on net sales of commercialized products and payments received for any sublicense granted to a third party. This agreement shall extend for the full term of patents issued or to be issued from the referred licensed patent rights.

          (ii) Research Agreements:

               IDBQ and WRAIR have also entered into cooperative research and development agreements in connection with research of Proteosome-based vaccines for enteric and infectious diseases, HIV infections and AIDS. Under the terms of the agreements, WRAIR, on behalf of the US government, agrees to grant IDBQ the rights to negotiate for an exclusive license to inventions developed under each cooperative research agreement, with WRAIR retaining certain non-exclusive rights for US government purposes.

     (g)  CPT and SLT License Agreements:

          The Company has entered into several non-exclusive license, settlement and distribution agreements with various companies, granting these companies non-exclusive licenses to the CPT and SLT technologies, and to various products using these technologies. To December 31, 2004, the Company has received non-refundable fees which are being recognized in accordance with the underlying contractual agreements. The Company may also earn future milestone payments and royalties on product sales.

12.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES:

     ---------------------------------------------------------------------------------------------------------
                                                                                     2004                 2003
     ---------------------------------------------------------------------------------------------------------
     Accounts payable and accrued liabilities                                 $40,338,280           $8,571,644
     Accounts payable to Shire under terms of the purchase agreement            3,413,443                    -
     ---------------------------------------------------------------------------------------------------------
                                                                              $43,751,723           $8,571,644
     =========================================================================================================

13.  DEFERRED REVENUE:

     ----------------------------------------------------------------------------------------------------------
                                                                                     2004                 2003
     ----------------------------------------------------------------------------------------------------------
     Balance, beginning of year:
       Research and development                                               $         -          $         -
       Licensing                                                                5,768,426            7,563,751
     Additions:
       Research and development                                                29,126,527                    -
       Licensing                                                                  871,260              894,245
     Revenue recognized:
       Research and development                                                (6,822,699)                   -
       Licensing                                                               (2,743,850)          (2,689,570)
     ----------------------------------------------------------------------------------------------------------

     Balance, end of year:
       Research and development                                                22,303,828                    -
       Licensing                                                                3,895,836            5,768,426
     ----------------------------------------------------------------------------------------------------------
                                                                               26,199,664            5,768,426

    Current portion:
      Research and development                                                 12,801,597                    -
      Licensing                                                                 2,296,728            2,308,220
     ----------------------------------------------------------------------------------------------------------
                                                                               15,098,325            2,308,220
     ----------------------------------------------------------------------------------------------------------

                                                                              $11,101,339          $ 3,460,206
     ==========================================================================================================

     As of December 31, 2004, $34,061,868 (2003 - $0; 2002 - $0) was received in advances under the Shire Funding Facility to support the development of non-flu vaccine candidates ("Pipeline Advances") acquired from Shire and $24,782,112 of the total was expended during 2004. Total Pipeline Advances included $4,935,341 in funding for the period July 1, 2004 through September 9, 2004; this amount was recorded as an adjustment to the purchase price.


14.  LONG-TERM DEBT:

     ----------------------------------------------------------------------------------------------------------
                                                                                     2004                 2003
     ----------------------------------------------------------------------------------------------------------
     Funding facility (a)                                                     $37,043,350         $          -
     Government loan (b)                                                          990,001                    -
     ----------------------------------------------------------------------------------------------------------
                                                                               38,033,351                    -

     Current portion of long-term debt                                            990,001                    -
     ----------------------------------------------------------------------------------------------------------

                                                                              $37,043,350         $          -
     ==========================================================================================================

     Principal payments due on long-term are as follows:

     ---------------------------------------------------------------------------
     Year ending December 31:
     2005                                                           $   990,001
     2006                                                                     -
     2007                                                                     -
     2008                                                             1,203,000
     2009                                                             2,407,200
     Thereafter                                                      32,443,149
     ---------------------------------------------------------------------------

     (a)  Funding facility:

          Shire has provided the Company with a loan facility of up to US$100 million, which can be drawn down over a 4 year period ending September 9, 2008. This facility can be used by the Company to fund development of injectable flu ("Flu Advances") and pipeline ("Pipeline Advances") products within the acquired Shire Business. This loan will be repayable out of income generated by the Company on future non-Canadian injectable flu and other pipeline product sales or licensing, subject to certain minimum annual repayments, beginning in 2008, in respect of US$30 million of the drawings.

          As of December 31, 2004 US$30,000,000 was received from Shire in Flu Advances and US$26,838,275 was received in Pipeline Advances.

          The Company will record the Flu Advances as long-term debt, with an interest rate of 10% per annum, and will recognize the Pipeline Advances as research and development contracts revenue. As of December 31, 2004, interest of $935,350 has been accrued and capitalized to the loan amount.

     (b)  Government loan:

          The term loan from the Quebec provincial and Canadian federal governments ("Government loan") was provided to assist the Company in financing the costs of establishing the Quebec City operations. The Government loan is unsecured and non-interest bearing and is repayable in annual instalments of $990,001 through 2005.

          The loan contains certain restrictive covenants, the most significant of which requires the Company to (i) build a vaccine production facility in Quebec City, Quebec, (ii) retain corporate existence for the duration of the loan, (iii) properly insure the Quebec City facility, and (iv) refrain from selling or otherwise disposing of the Quebec City facility. Any breaches of these covenants would require immediate repayment of the total amount of the loan.

15.  OBLIGATIONS UNDER CAPITAL LEASES:

     Minimum future payments at December 31, 2004 required under capital leases are as follows:

     ---------------------------------------------------------------------------
     2005                                                                $32,243
     2006                                                                 18,810
     ---------------------------------------------------------------------------
                                                                          51,053
     Interest at 5.91%                                                     2,431
     ---------------------------------------------------------------------------
                                                                          48,622
     Current portion                                                      30,178
     ---------------------------------------------------------------------------

                                                                         $18,444
     ===========================================================================

16.  SHARE CAPITAL:

     (a)  Authorized:
          200,000,000 common shares, without par value
          100,000,000 class A preference shares, with a par value of $10 100,000,000 class B preference shares, with a par value of $50

     (b) Shares issued for non-cash consideration have been assigned values based on market prices at date of agreement for issuance.

     (c)  Common share and unit offerings:

          (i) On May 28, 2003, the Company completed a public offering of 3,000,000 common shares at a price of US$8.50 per share, resulting in gross proceeds of US$25,500,000 ($34,968,150 CAD).

          (ii) On October 28, 2003, the Company completed a unit offering of 5,800,000 units at a price of US$17.37 per unit, resulting in gross proceeds of US$100,746,000 ($131,906,738 CAD). Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to one common share for a subscription price of US$25.00 and is exercisable by the holder for four years.


     (d)  Warrants:

          ----------------------------------------------------------------------------------------------------------------
                                          2004                            2003                              2002
                             ---------------------------      ---------------------------      ---------------------------
                                                Weighted                         Weighted                         Weighted
                                                 average                          average                          average
                                Shares    exercise price         Shares    exercise price         Shares    exercise price
          ----------------------------------------------------------------------------------------------------------------
          Outstanding,
            beginning
            of year          2,900,000          US$25.00              -                 -        501,400          CAD$2.75
          Issued                91,659         CAD$16.01      2,900,000          US$25.00              -                 -
          Exercised                  -                 -              -                 -       (501,400)         CAD$2.75
          Expired                    -                 -              -                 -              -                 -
          ----------------------------------------------------------------------------------------------------------------

          Outstanding,
            end of year      2,991,659                        2,900,000                                -
          ================================================================================================================

          Under the terms of an agreement entered into between IDBQ and Technology Partnerships Canada, as amended on March 17, 2004, the Company agreed to issue Technology Partnerships Canada 91,659 common share purchase warrants. Each common share purchase warrant entitles the holder to one common share of the Company for a subscription price of $16.01 and is exercisable by the holder for five years. The warrants have been accounted for in accordance with the Company's stock-based compensation policy. The value of the warrants was determined to be $1,000,000 using the Black-Scholes model, and has been accounted for as contingent consideration for medical technology acquired in the acquisition of IDBQ (formerly "Intellivax International Inc.").

     (e)  Incentive stock options:

          Under the ID Biomedical Stock Option plan, the Company may grant options to its directors, officers and service providers (which include employees) for up to 5,889,278 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant. The Board of Directors sets the vesting schedule and expiry date which cannot be more than ten years after the grant date. Options generally vest quarterly over a four year period from the date of grant and expire five to seven years after the grant date. There are also options that vest upon the achievement of certain performance criteria.

          A summary of the status of the plan as of December 31, 2004, 2003 and 2002 and changes during each year are as follows:

          ----------------------------------------------------------------------------------------------------------------
                                          2004                            2003                              2002
                             ---------------------------      ---------------------------      ---------------------------
                                                Weighted                         Weighted                         Weighted
                                                 average                          average                          average
                                Shares    exercise price         Shares    exercise price         Shares    exercise price
          ----------------------------------------------------------------------------------------------------------------
          Outstanding,
            beginning
            of year          4,526,071            $ 7.65      4,649,004            $ 6.79      3,708,231             $4.81
          Granted              399,850             15.80        570,950             13.41      2,180,531              8.47
          Exercised           (774,452)             5.16       (513,544)             5.79     (1,215,074)             3.80
          Forfeited and
            expired           (214,374)             9.56       (180,339)             8.94        (24,684)             5.34
          ================================================================================================================

          Outstanding,
            end of year      3,937,095            $ 8.86      4,526,071            $ 7.65      4,649,004             $6.79
          ----------------------------------------------------------------------------------------------------------------

          Options
            exercisable,
            end of year      1,581,404            $ 7.24      1,910,638            $ 5.90      1,469,325             $5.26
          ================================================================================================================

          For the year ended December 31, 2004, 774,452 stock options were exercised for proceeds of $3,994,136. In addition, 5,894 common shares were issued in settlement of an obligation to pay directors fees of $85,028.

          As per its accounting policy, the Company has recognized compensation cost, based on fair value method, for all stock-based compensation awarded to employees and directors for the years ended December 31, 2004 and 2003. This policy was adopted in the fourth quarter of 2003 effective from January 1, 2003.

          Had compensation cost for the Company's employee stock option plan been determined based on the fair value method for awards under this plan issued between January 1, 2002 and December 31, 2002, the Company's net loss and net loss per share for the years ended December 31, 2004 and 2003, would have been the pro forma amounts indicated below:

         ------------------------------------------------------------------------------------------------------
         2004                                                                 As reported            Pro forma
         ------------------------------------------------------------------------------------------------------
         Loss for the year                                                   $(39,706,539)        $(41,847,545)
         ======================================================================================================

         Loss per common share
           Basic                                                             $      (0.94)        $      (0.99)
           Diluted                                                                  (0.94)               (0.99)
         ------------------------------------------------------------------------------------------------------

         ------------------------------------------------------------------------------------------------------
         2003                                                                 As reported            Pro forma
         ------------------------------------------------------------------------------------------------------
         Loss for the year                                                   $(31,773,036)        $(36,166,080)
         ======================================================================================================

         Loss per common share
           Basic                                                             $      (0.89)        $      (1.01)
           Diluted                                                                  (0.89)               (1.01)
         ------------------------------------------------------------------------------------------------------

         ------------------------------------------------------------------------------------------------------
         2002                                                                 As reported            Pro forma
         ------------------------------------------------------------------------------------------------------
         Loss for the year                                                   $(14,789,437)        $(17,711,149)
         ======================================================================================================

         Loss per common share
           Basic                                                             $      (0.47)        $      (0.56)
           Diluted                                                                  (0.47)               (0.56)
         ------------------------------------------------------------------------------------------------------


          The per share weighted average fair value of stock options granted during 2004 was $10.04 (2003 - $8.76; 2002 - $5.47).

          During the year, the Company recognized $3,534,277 (2003 - $1,664,388; 2002 - $0) in compensation expense as a result of stock options awarded to employees. The stock based compensation expense was calculated using the fair value method and was recognized in the financial statements as research and development or selling, general and administration expense, based on the classification of the employees' salaries. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

          ------------------------------------------------------------------------------------------------------
                                                               2004                   2003                 2002
          ------------------------------------------------------------------------------------------------------
          Expected option lives                          4.75 years             4.35 years           4.32 years
          Risk-free interest rate                             3.50%                  3.82%                3.71%
          Dividend yield                                         0%                     0%                   0%
          Volatility                                         78.00%                 84.92%               83.75%
          ------------------------------------------------------------------------------------------------------

          The following table summarizes information about the stock options outstanding at December 31, 2004:

          -----------------------------------------------------------------------------------------------------------
                                          Options outstanding                             Options exercisable
                           ----------------------------------------------------   -----------------------------------
                                                     Weighted
                                   Number             average                              Number
                             outstanding,           remaining          Weighted      exercisable,            Weighted
                             December 31,         contractual           average      December 31,             average
          Exercise prices            2004     life (in years)    exercise price              2004      exercise price
          -----------------------------------------------------------------------------------------------------------
          $ 3.75 - $ 4.90         604,859                1.39            $ 4.81           509,515              $ 4.85
          $ 5.00 - $ 5.87         372,633                2.03              5.26           287,166                5.18
          $ 6.00 - $ 6.75         527,029                0.88              6.36            64,445                6.26
          $ 6.80 - $ 8.75         437,627                2.56              7.03           235,475                7.02
          $ 9.40 - $ 9.91       1,027,925                3.48              9.46           251,504                9.42
          $10.00 - $23.33         967,022                4.66             14.34           233,299               13.12
          -----------------------------------------------------------------------------------------------------------
                                3,937,095                                $ 8.86         1,581,404              $ 7.24
          ===========================================================================================================

          As of December 31, 2004, the Company does not have any options available for grant under the Plan.

     (f)  Shareholder rights plan:

          The Company adopted a shareholder rights plan effective May 1, 1996.

          Rights issued under the plan become exercisable only when a person acquires 20% or more of the Company's outstanding common shares without complying with the Permitted Bid provision of the plan or without the approval of the Company's Board of Directors. To be a Permitted Bid, the plan requires that a bid must be open for not less than 60 days and that not less than 50% of the outstanding common shares held by shareholders other than the acquiring person be tendered into the bid. One right will be issued in respect of each common share outstanding on May 31, 1996 and in respect of each common share issued subsequent to May 31, 1996 and prior to an event qualifying rights issued under the plan for exercise. Each right entitled the holder to purchase common shares of the Company at a 50% discount to the then market price. The number of shares the holder would be entitled to purchase for each right held is that number determined by dividing the exercise price of $150 by one-half of the then market price per share.

     (g)  Restricted Share Units:

          At the Company's Annual General Meeting on June 3 2004, a Restricted Share Unit Plan (the "RSU Plan") was approved by the shareholders. The RSU Plan allows employees of the Company to earn shares of the Company over time, rather than stock options that give the holder the right to purchase shares at a set price. Under the RSU Plan, restricted share units (the "RSUs") can be issued to directors, officers and employees of the Company without any monetary consideration being payable to the Company. The vesting of the RSUs will be subject to certain performance-based criteria and time-based criteria, as determined by the Board of Directors. To the extent that such criteria is attained, each RSU would be converted into one fully paid share of common stock ("Share") from treasury, without any further consideration payable to the Company in respect thereof. Prior to the closing of the transaction with Shire, the maximum number of Shares that may be reserved for issuance under the RSU Plan had been limited to 2,100,000 Shares. Following the closing of the Shire transaction the maximum number of Shares that may be reserved for issuance under the RSU Plan shall be limited to 2,850,000 Shares. The RSUs are accounted for as a compensation expense under the fair value method of accounting, in accordance with the stock-based compensation policy. During the year, the Company recognized $1,002,017 (2003 - $0; 2002 - $0) in compensation expense as a result of RSUs awarded to employees.

          -----------------------------------------------------------------------------------------------------
                                                                              Number of restricted share units
          -----------------------------------------------------------------------------------------------------
          Outstanding at December 31, 2003                                                                   -
          Granted                                                                                      325,000
          Redeemed                                                                                           -
          -----------------------------------------------------------------------------------------------------

          Outstanding at December 31, 2004                                                             325,000
          =====================================================================================================

     (h)  Weighted average number of common shares:

          -----------------------------------------------------------------------------------------------------
                                                                  2004                2003                2002
          -----------------------------------------------------------------------------------------------------
          Weighted average number of common
            shares outstanding - basic                      42,136,010          35,740,070          31,398,139
          Dilutive effect of:
            Stock options, restricted share units
              and warrants                                           -                   -                   -
            Contingently convertible IDBW shares                     -                   -                   -
          -----------------------------------------------------------------------------------------------------

          Weighted average number of common
            shares outstanding - diluted                    42,136,010          35,740,070          31,398,139
          =====================================================================================================

17.  INCOME TAXES:

     Income tax expense (recovery) varies from the amounts that would be computed by applying the Canadian federal and combined provincial income tax rate of 32.3% (2003 - 33.2%; 2002 - 37.04%) to loss before income taxes as shown in the following table:

     -----------------------------------------------------------------------------------------------------
                                                             2004                2003                2002
     -----------------------------------------------------------------------------------------------------
     Computed taxes at Canadian federal and
       provincial tax rates                          $(12,786,777)       $(10,592,160)        $(5,071,899)
     Losses at (higher) lower tax rates in
       foreign jurisdictions                             (303,751)           (156,638)            255,595
     Permanent and other differences                   (2,092,995)         (1,397,838)           (217,157)
     Change in temporary differences                   15,287,054          12,166,966           5,827,305
     -----------------------------------------------------------------------------------------------------

     Income tax expense                              $    103,531        $     20,330         $   793,844
     =====================================================================================================

     During the years ended December 31, 2004, 2003 and 2002, income tax expense relates to withholding taxes paid in a foreign jurisdiction relating to payments received for a licensing revenue arrangement. The tax effect of the temporary differences that gives rise to future tax assets as of December 31, 2004 and 2003 is presented below:

     -----------------------------------------------------------------------------------------------------
                                                                                 2004                2003
     -----------------------------------------------------------------------------------------------------
     Future income tax assets:
       Tax loss and other deductions carry forwards                      $ 40,955,935        $ 26,241,589
       Research and development expenses                                   14,971,316          10,755,732
       Share issuance costs                                                 2,085,779           2,913,685
       Deferred revenue                                                     6,023,487           2,053,560
       Other                                                                3,195,412             656,539
     -----------------------------------------------------------------------------------------------------

     Total gross future tax assets                                         67,231,929          42,621,105
     Valuation allowance                                                  (50,095,004)        (34,807,951)
     -----------------------------------------------------------------------------------------------------
                                                                           17,136,925           7,813,154
     Future tax liability:
       Facilities and equipment                                           (15,175,737)           (105,674)
       Medical technology and other assets                                 (1,961,188)         (7,707,480)
     -----------------------------------------------------------------------------------------------------

                                                                         $          -        $          -
     =====================================================================================================

     At December 31, 2004, the Company has investment tax credits aggregating $8,723,751, available to reduce Canadian federal income taxes otherwise payable for up to 10 years and $2,932,262 tax credits available to reduce US federal income taxes otherwise payable for up to 20 years.

     At December 31, 2004, the Company has non-capital losses carried forward for tax purposes which are available to reduce taxable income of future years in Canada of $34,235,000 (2003 - $33,345,000) and the United States of $44,600,000 (US$37,100,000) (2003 - $43,635,000 (US$33,741,265)). The
     losses expire as follows:

     ---------------------------------------------------------------------------
                                                                          United
                                                     Canada               States
     ---------------------------------------------------------------------------
     2005                                       $ 3,965,000          $         -
     2006                                         4,060,000                    -
     2007                                         1,700,000                    -
     2008                                         2,600,000            1,500,000
     2009                                         4,110,000                    -
     2010 and thereafter                         17,800,000           43,100,000
     ---------------------------------------------------------------------------

                                                $34,235,000          $44,600,000
     ===========================================================================

18.  CASH AND CASH EQUIVALENTS:

     Cash and cash equivalents included in the statements of cash flows is comprised of the following amounts:

     ----------------------------------------------------------------------------------------------------------
                                                                 2004                2003                 2002
     ----------------------------------------------------------------------------------------------------------
     Cash on hand and balances with banks                $  8,025,404        $  1,266,394           $  891,345
     Cash equivalents                                      60,787,860         147,821,255            4,620,077
     Cash held in escrow                                   36,255,709                   -                    -
     ----------------------------------------------------------------------------------------------------------

                                                         $105,068,973        $149,087,649           $5,511,422
     ==========================================================================================================

19.  COMMITMENTS AND CONTINGENCIES:

     (a)  Government of Canada:

          (i) As part of the acquisition of the Shire Business, the Company acquired a non-cancellable contract with the Government of Canada (the "Government") to assure a state of readiness in the case of an influenza pandemic (worldwide epidemic) and to provide influenza vaccines for all Canadian citizens in such an event (the "Pandemic contract").

               The concept of a state of readiness against an influenza pandemic requires the development of sufficient infrastructure and capacity in Canada to provide for domestic vaccine needs in the event of an influenza pandemic. The Company is committed to provide 32 million doses of single-strain (monovalent) flu vaccine within a production period of 16 weeks. The Company has therefore begun a process of expanding its production capacity in order to meet this commitment by January 2006.

               The Company is committed to funding capital expenditures for the purpose of achieving the level of pandemic readiness required in the Pandemic contract. These costs are estimated to be approximately $18,000,000. The Government has agreed to reimburse the Company for $13,500,000 of these costs. At the end of the contract, the Company is committed to reimburse the Government (based on net book value) for the capital assets that it funded and that can be used by the Company for production of trivalent vaccine or other products. Since the inception of the agreement, $11,209,075 has been reimbursed or is reimbursable by the Government.

               As a condition of the Pandemic contract, the Company entered into an irrevocable standby letter of credit of $20,400,000. The standby letter of credit is collateralized by Company's cash.

               In addition, under this contract, the Company is required to supply the Canadian Government with 50% of its annual influenza vaccine requirements over a ten-year period ending March 2011. Subject to mutual agreement, the contract can be renewed for a further period of between one and ten years. Under an additional supply contract awarded by the Government of Canada in June 2003, the Company is required to supply an additional 25% of Canada's annual influenza vaccine requirements over a five year period, ending March 2008.

          (ii) On September 10, 2004, the Company was selected to supply meningitis C vaccine, NeisVac-C, to the Canadian government for a period of two years. The Canadian government retained an option to purchase additional product from the Company in the third and final year of the contract. This contract was awarded by Public Works Canada on behalf of the provincial and territories health ministries. The contract covers all Canadian provinces and territories, with the exception of Quebec, which already has its own meningitis C vaccine distribution program.

     (b)  Institut National de la Recherche Scientifique ("INRS") Research
          Chair:

          The Company has entered into a commitment with the INRS to sponsor a research program to be conducted by INRS. The program will be agreed upon by the parties and will target vaccine research that is of commercial interest to the Company. The Company has agreed to fund the program at $200,000 per year over a 5 year period beginning January 1, 2005, for total funding not to exceed $1 million.

     (c)  TPC funding:

          (i) As part of the acquisition of the Shire Business, the Company acquired a funding agreement with TPC relating to the research and development of recombinant protein vaccines. TPC agreed to a total contribution not to exceed $80.0 million. Such contribution is repayable to TPC in the form of royalties equal to 1.82% of the net sales value (gross invoice amounts less discounts, taxes and delivery costs) if the products become commercialized. The Company is obligated to pay such royalties in the period up to December 31, 2016. No liabilities have been recorded with respect to this obligation as the conditions for repayment have not yet been met. Since the inception of this agreement, $22,945,855 of these contributions have been requested, and funding of $15,952,707 has been received.

               As a condition of the TPC Funding Agreement, the Company has an obligation to build a vaccine research facility in the province of Quebec. The construction of the vaccine research center in Laval, Quebec has represented an investment of approximately $22.8 million and was substantially completed in December 2004.

          (ii) Under the terms of an agreement entered into by IDBQ with TPC prior to the acquisition of IDBQ by the Company on May 15, 2001, IDBQ agreed to receive a financial contribution to a maximum amount of $5,938,680 over a period of three years for the development of mucosal proteosome vaccines for infectious diseases. IDBQ is committed to pay royalties of 4.5% based on its recognized gross revenues stemming from the commercialization of the mucosal proteosome vaccines for infectious diseases until 2012 to a maximum of $10,800,000. IDBQ has claimed the maximum amount under the agreement and as at December 31, 2004 no royalties are payable.

          The TPC funding agreements require the Company to comply with certain conditions as outlined in the agreements. Any violation of such conditions allows TPC to declare the Company in default and may result in repayment of all previous funding.

     (d)  National Institutes of Health:

          (i) The Company has been awarded up to US$5.6 million by the National Institutes of Allergy and Infectious Diseases (NIAID), part of the U.S. National Institutes of Health (NIH), to develop a nasally administered sub-unit vaccine to protect against Severe Acute Respiratory Syndrome (SARS). The grant is for the period of October 2004 through August 2007. Since the inception of the award, $5,706 of reimbursable costs have been incurred and none have been received by the Company.

          (ii) The Company has been awarded a US$9.5 million grant from the NIH to develop its cell culture-based influenza vaccine. This grant will allow the Company to further develop and conduct early-stage human trials of its cell culture-based influenza vaccine. The grant is for the period of September 2004 through August 2007. Since the inception of the award $157,432 of reimbursable costs have been incurred and none have been received by the Company.

          (iii)The Company has been awarded up to US$8.0 million from the NIH to develop a nasally delivered plague vaccine based upon the Company's proprietary, intranasal, Proteosome(TM) adjuvant/delivery technology. The NIH-funded program includes preclinical and early stage clinical trials in which the vaccine's safety and immunogenicity will be studied. The long-term objective is to advance a recombinant sub-unit nasal plague vaccine to licensure in the United States. The grant is for the period of October 2004 through August 2007. Since the inception of the award, $686,888 of reimbursable costs have been incurred and none have been received by the Company.

     (e)  Other commitments:

          The Company has various purchase obligations for materials, supplies and investments incident to the ordinary conduct of business.

          (i) The Company acquired supply agreements with two suppliers for the supply of embryonated eggs and fertilized eggs in order to ensure the Company's ability to meet its annual influenza production obligations, and its obligations in the event of a pandemic.

          (ii) The Company has entered into various research collaboration agreements whereby it will receive funding to develop and market certain products. In return, the Company will pay royalties on future product sales (if the products become commercialized.) None of these products have been commercialized.

          (iii)The Company entered into operating lease agreements for office and laboratory space and office equipment.

          Future minimum lease payments under these commitments are as follows:

          ----------------------------------------------------------------------
          2005                                                        $2,240,460
          2006                                                         1,634,980
          2007                                                         1,554,730
          2008                                                         1,470,691
          2009                                                         1,284,207
          Thereafter                                                   4,060,557
          ----------------------------------------------------------------------

          In addition, the Company has commitments under medical technology agreements (note 11) and ongoing research and development contracts that are entered into in the normal course of business. The Company also has outstanding letters of credit totaling $20,808,752 (2003 - $347,652).

20.  CONCENTRATION OF RISK:

     Revenue is mainly derived from the contract with the Company's primary customer, the Canadian Government (representing all the provinces and territories of Canada), as disclosed in note 19(a). As a result, any credit risk associated with this revenue is considered minimal.

     A significant proportion of revenue is derived from the sale of FLUVIRAL(R). As a result, factors affecting the sale or production of FLUVIRAL(R) may have a material effect on the financial condition, results of operations, and liquidity of the Company.

21.  DEFINED CONTRIBUTION RETIREMENT PLAN:

     US based employees that joined the Company as part of the acquisition of the Shire Business may elect to participate in a voluntary defined contribution plan, which allows qualified employees to make contributions through salary deductions under Section 401(K) of the Internal Revenue Code. These employee contributions are 100% matched by the Company and are invested at the employee's discretion, among various investment alternatives.


22.  SEGMENT DISCLOSURES AND MAJOR CUSTOMERS:

     (a) Operating segments: The Company organizes its business into three operating segments: commercial operations, research and development programs, and gene-based testing. Transactions between reportable segments have been eliminated. Substantially all of the Company's revenues generated from external customers, equipment and goodwill are in North America. In the year ended December 31, 2004, the Company has reaggregated its operating segments to better reflect its activities. Prior periods have been restated to reflect the reaggregation.

          ------------------------------------------------------------------------------------------------------
                                                                Research and
                                                 Commercial      development        Gene-based
          2004                                   operations         programs           testing            Total
          ------------------------------------------------------------------------------------------------------
          Revenue:
            Product sales                      $ 36,073,378     $          -        $        -     $ 36,073,378
            Licensing                                     -                -         2,749,682        2,749,682
            Research and development
              contracts                                   -       13,375,895                 -       13,375,895
            Other                                 1,462,584                -                 -        1,462,584

          Expenses and other:
            Cost of product sales                21,436,661                -                 -       21,436,661
            Research and development
              expenses, net of tax credits
              and grants                                  -       45,701,924                 -       45,701,924
            Selling, general and
              administrative expenses             1,741,435       14,067,515                 -       15,808,950
            Depreciation and amortization         2,024,708        6,239,978           542,024        8,806,710
            Other income (expenses)                 674,214       (2,184,516)                -       (1,510,302)
            Income taxes                              1,295           82,130            20,106          103,531

          Net earnings (loss)                    13,006,077      (54,900,168)        2,187,552      (39,706,539)

          Goodwill                                        -          771,314                 -          771,314
          Total assets                          156,741,259      212,633,867         1,428,351      370,803,477

          Expenditures for:
            Facilities and equipment            115,375,310       68,894,199                 -      184,269,509
            Medical technology and
              other assets                       10,491,374        1,055,631            14,867       11,561,872
          ------------------------------------------------------------------------------------------------------

          ------------------------------------------------------------------------------------------------------
                                                                Research and
                                                 Commercial      development        Gene-based
          2003                                   operations         programs           testing            Total
          ------------------------------------------------------------------------------------------------------
          Revenue:
            Licensing                           $         -     $          -        $2,697,210     $  2,697,210
            Research and development
              contracts                                   -        4,141,450                 -        4,141,450

          Expenses and other:
            Research and development
              expenses, net of tax credits
              and grants                                  -       29,156,349            96,532       29,252,881
            General and administrative
              expenses                                    -        6,908,461           111,261        7,019,722
            Depreciation and amortization                 -        3,563,317           575,744        4,139,061
            Other income (expenses)                       -           78,213         1,742,085        1,820,298
            Income taxes                                  -                -            20,330           20,330

          Net earnings (loss)                             -      (35,408,464)        3,635,428      (31,773,036)

          Goodwill                                        -          771,314                 -          771,314
          Total assets                                    -      190,865,447         3,213,970      194,079,417

          Expenditures for:
            Facilities and equipment                      -        5,125,375           145,724        5,271,099
            Medical technology and
              other assets                                -           29,081             9,769           38,850
          ------------------------------------------------------------------------------------------------------

          ------------------------------------------------------------------------------------------------------
                                                                Research and
                                                 Commercial      development        Gene-based
          2002                                   operations         programs           testing            Total
          ------------------------------------------------------------------------------------------------------
          Revenue:
            Licensing                           $         -     $          -       $10,884,527     $ 10,884,527

          Expenses and other:
            Research and development
              expenses, net of tax credits
              and grants                                  -       11,629,224           770,947       12,400,171
            General and administrative
              expenses                                    -        4,873,100           363,008        5,236,108
            Depreciation and amortization                 -        3,320,578           564,334        3,884,912
            Other income (expenses)                       -          307,523        (3,666,452)      (3,358,929)
            Income taxes                                  -               69           793,775          793,844

          Net earnings (loss)                             -      (19,515,448)        4,726,011      (14,789,437)

          Goodwill                                        -          771,314                 -          771,314
          Total assets                                    -       57,120,436         4,641,193       61,761,629

          Expenditures for:
            Facilities and equipment                      -        1,625,726           215,992        1,841,718
            Medical technology and
              other assets                                -           87,194           500,553          587,747
          ------------------------------------------------------------------------------------------------------

     (b)  Geographic information:

          ------------------------------------------------------------------------------------------------------
                                        Canada     United States             Japan        Other           Total
          ------------------------------------------------------------------------------------------------------
          Revenue from
            external customers:
               2004                $37,277,170       $15,908,943        $  216,635     $258,791     $53,661,539
               2003                          -         6,722,074           116,586            -       6,838,660
               2002                          -         2,852,776         8,031,751            -      10,884,527
          ------------------------------------------------------------------------------------------------------

          ------------------------------------------------------------------------------------------------------
                                                         United States              Canada                Total
          ------------------------------------------------------------------------------------------------------
          Long-lived assets:
               2004                                        $45,559,364        $174,681,537         $220,240,901
               2003                                          7,806,305          25,783,462           33,589,767
          ------------------------------------------------------------------------------------------------------

          Long-lived assets consists of facilities and equipment, medical technology and other assets, and goodwill based on their physical location. Intangible assets are attributed based on ownership rights.

     (c)  Major customers:

          The following table identifies revenues generated from individual partners or collaborators comprising 10% or more of the Company's revenue in a given year:

          ------------------------------------------------------------------------------------------------------
                                                                  2004                2003                 2002
          ------------------------------------------------------------------------------------------------------
          Entity A                                   $   less than 10%       $   1,297,215        $   1,334,240
          Entity B                                       less than 10%           1,276,250            1,276,250
          Entity C                                       less than 10%       Less than 10%            7,937,863
          Entity D                                           6,822,698       Less than 10%        Less than 10%
          Entity E                                           6,553,197           4,141,450        Less than 10%
          Entity F                                          27,875,426       Less than 10%        Less than 10%
          ------------------------------------------------------------------------------------------------------

23.  SUBSEQUENT EVENTS:

     (a) On January 7, 2005, the Company closed a loan transaction for proceeds of US$60 million. The loan is backed by the assets of the Company, including a US$20 million letter of credit and certain financial covenants. The principal amount will bear interest at an annual rate of 8%. The principal, plus any unpaid interest and accrued interest, becomes due and payable 18 months after closing. The Company used the proceeds of this transaction to repurchase the 4,931,864 subscription receipts held by Shire that were issued in connection with the Company's acquisition of the Shire Business. All conditions precedent to this transaction have now been satisfied and the subscription receipts have been cancelled.

     (b) On March 3, 2005, the Company announced that it had closed the transactions signed on January 4, 2005, for the sale and leaseback of two facilities: the newly constructed Vaccine Research Centre in Laval, Quebec, Canada; and a vaccine development facility in Northborough, Massachusetts, U.S. The total purchase price paid at closing to the Company is approximately $50 million. All conditions precedent to these transactions have been satisfied.

          The Company will lease each of these properties for a period of 15 years. In addition, for each site, the Company has secured three five-year options to extend the leases beyond the original term, meaning that the Company has the option of maintaining its business operations at each facility for up to 30 years.


24.  RECENT CANADIAN ACCOUNTING STANDARDS:

     (a) The CICA approved new Accounting Guideline 15, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which becomes effective for interim or fiscal periods beginning on or after November 1, 2004. The Company has not yet assessed the impact of the Guideline on its financial statements but expects to analyze each of its collaborative agreements under the Guideline.

     (b) The CICA approved an amendment to Handbook Section 3860, FINANCIAL INSTRUMENTS - PRESENTATION AND DISCLOSURE, which becomes effective for fiscal years beginning on or after November 1, 2004. The amendment requires obligations that may be settled, at the issuer's option, by a variable number of the issuer's own equity instruments to be presented as liabilities. Prior to the amendment, under the previous standard, these instruments were presented as equity. The Company has not yet assessed the impact of the new guideline on its financial statements, but does not expect any significant impact to its financial statements.


25.  UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES:

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada which differ in some respects from those applicable in the United States and from practices prescribed by the United States Securities and Exchange Commission.

     The significant differences and their effect on these consolidated financial statements are as follows:

     (a)  Medical technology and other assets:

          Under Canadian generally accepted accounting principles ("Canadian GAAP"), expenditures relating to the acquisition of medical technology and other assets which relate to in-process research and development may be deferred and amortized to expense in a rational and systematic manner. Under United States generally accepted accounting principles ("US GAAP"), these expenditures are charged to expense when incurred. As a result, under US GAAP, amortization expense would have decreased by $830,431 (2003 - $1,042,828; 2002 - $1,006,000), research and development expenses would have increased by $70,498 (2003 - $38,850; 2002 - $587,747) and loss on disposal of medical technology and other assets would have decreased by $26,744 (2003 - $1,603,053; 2002 - $0)
          to reflect the differences in the accounting for the initial cost of medical technology and other assets.

     (b)  Stock-based compensation:

          (i) Under Canadian GAAP, the Company adopted the recommendations of CICA Handbook Section 3870, and has chosen to prospectively adopt the fair value method of accounting for stock based compensation (note 16(e)). For US GAAP purposes, the Company has elected to prospectively adopt Statement of Financial Accounting Standard No. 148 (SFAS 148), "Accounting for Stock Based Compensation - Transition and Disclosure", an amendment to Statement of Financial Accounting Standard No. 123 (SFAS 123) "Accounting for Stock Based Compensation" for employee awards granted under its stock option plan, modified or settled subsequent to January 1, 2003. The standard permits the prospective recognition of stock based compensation expense for all employee stock-based compensation transactions occurring subsequent to January 1, 2003 using a fair value based method. Prior to the adoption of this standard, the Company applied the disclosure provisions of SFAS 123 for stock options granted to employees. As the Company has prospectively adopted comparable accounting standards for both US GAAP and Canadian GAAP as of January 1, 2003, employee stock based compensation expense amounted to $4,536,294 for both US GAAP and Canadian GAAP for the year ended December 31, 2004 (2003
               - $1,664,388).

          (ii) Under US GAAP, the Company accounts for those stock options having performance criteria issued to directors and senior management of the Company in accordance with FIN 28 "ACCOUNTING FOR STOCK OPTION APPRECIATION RIGHTS AND OTHER VARIABLE STOCK OPTION OR AWARD PLANS". These stock options are considered variable and cumulative compensation expense is recognized to the extent the market price exceeds the exercise price at the measurement date. For the year ended December 31, 2004, the compensation expense related to these options was $0 (2003 - $0; 2002 - $0). During 2001, conditions attached to these options were revised to include an automatic vesting date.

               Subsequent to the inclusion of the automatic vesting date, the Company has accounted for these stock options under APB 25 "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" under which the intrinsic value of stock options is calculated on the date the stock options were considered fixed and the compensation expense is recognized over the vesting period as the difference between the established market value and the exercise price. Accounting for the options on this basis would result in recording additional compensation expense of $14,355 (2003 - $109,602; 2002
               - $572,956).

          (iii)Prior to the adoption of SFAS 148, the Company applied the disclosure provisions of SFAS 123 for US financial reporting purposes for stock option grants to employees and directors. Had compensation expense been determined based on fair value at the date of grant consistent with the measurement provisions of SFAS 123 for awards issued prior to January 1, 2003, loss for the year and loss per share under US GAAP would have been the pro forma numbers indicated below:

               -------------------------------------------------------------------------------------------------------------------
                                                   2004                            2003                           2002
                                       ---------------------------     ---------------------------     ---------------------------
                                       As reported       Pro forma     As reported       Pro forma     As reported       Pro forma
               --------------------------------------------------------------------------------------------------------------------
               Loss for the year
                 under US GAAP        $(38,402,335)   $(41,118,335)   $(27,809,084)   $(33,429,084)   $(13,477,617)   $(17,713,617)
               Loss per share under
                 US GAAP:
                   Basic                     (0.91)          (0.98)          (0.78)          (0.94)          (0.43)          (0.56)
                   Diluted                   (0.91)          (0.98)          (0.78)          (0.94)          (0.43)          (0.56)
               -------------------------------------------------------------------------------------------------------------------

          (iv) For the purposes of determining fair value of stock options awarded under note 25(b)(I) and (III), the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield 0% (2003 - 0.0%; 2002 - 0.0%), expected volatility 78% (2003 - 84.92%; 2002 - 83.75%), risk-free interest rates 3.50% (2003 - 3.82%; 2002 - 3.71%) and expected average option term of 4.75 years (2003 - 4.35 years; 2002 - 4.32 years).

     (c)  Rental expense:

          The Company incurred rental expenses of $1,865,881 under operating leases during the year ended December 31, 2004 (2003 - $1,005,090; 2002 - $817,238).

     (d)  Statements of cash flows:

          Under US GAAP, cash used by operations would increase and cash used in investing activities would decrease by $70,498 (2003 - $38,850; 2002 - $587,747) for the costs of medical technology and other assets, which would be expensed under US GAAP.

     (e)  Acquisition date of IDBQ:

          Under Canadian GAAP, the measurement date used for purposes of calculating the market price of the securities issued to acquire all of the outstanding shares of IDBQ was a reasonable period of time before the date the purchase agreement was completed. Under US GAAP, the measurement date was based on the market price of the securities over a reasonable period of time before and after the terms of the acquisition were agreed to and announced. This results in a decrease in medical technology recorded at acquisition of $4,282,100.

     (f)  In-process research and development on acquisition of IDBQ:

          In connection with the acquisition of IDBQ, for US GAAP purposes the Company would have recorded an $18,687,312 charge to in-process research and development during the year ended December 31, 2001 and a $1,000,000 charge during the year ended December 31, 2004 for the value of the warrants issued to TPC (note 16(d)). The amount was determined by identifying the intranasal influenza vaccine project for which technological feasibility had not been established and for which no alternative future use existed. Under Canadian GAAP, acquired in-process research and development is being amortized over 16 years. For the year ended December 31, 2004, amortization expense would have decreased by $1,531,882 (2003 - $1,466,523; 2002 - $1,466,523).

          The value of the project identified to be in process was determined by estimating the future cash flows from the project once commercially feasible, less estimated future cash flows required to bring the project to commercialization, and discounted the net cash flows back to their present value. The discount rate used was 34.5% for the project. The expected costs to bring the project to commercialization was based on an estimate of the timeline and cost associated with each of the steps of the regulatory process for the intra-nasal influenza vaccine to be used in adults and children. To determine the length of each of the steps, an independent valuator considered the length of clinical trials for other drugs and the experience of the valuator in the biotechnology field. IDBQ was in the process of conducting a phase I clinical trial on its adult influenza vaccine at the time of acquisition. In broad terms, the categories of costs include the cost of conducting all phases of clinical trials and BLA submission, plus research, development and manufacturing.

          Development of the technology remains a substantial risk to the Company due to factors including the remaining effort to achieve technological feasibility, obtaining regulatory approvals and competitive threats from other companies.

     (g)  Investments:

          Under Canadian GAAP, the Company reports short-term investments at the lower of cost and net realizable value, with changes going to the statement of operations, and long-term investments under the cost method.

          Under US GAAP, the Company classifies its investments in debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

          Trading and available-for-sale securities, which represent all debt securities and any equity securities that have readily determinable market values are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts, which is consistent with the Canadian GAAP treatment. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity in other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. At December 31, 2002, the fair value of the Company's available-for-sale equity securities with readily determinable market value exceeded their carrying value. Under US GAAP as at December 31, 2002, investments and other comprehensive income would have increased by $1,435,248. At December 31, 2004 and 2003 the Company does not hold any available for sale equity securities. Gains recognized on the sale of available-for-sale equity securities under Canadian GAAP are reflected in the consolidated statement of operations.

          Consistent with Canadian GAAP, a decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend and interest income are recognized when earned.

          The Company classifies all debt securities reported as short-term investments as held-to-maturity. As such, there are no measurement differences between Canadian and US GAAP related to these securities.

          All other investments held by the Company are classified as available-for-sale securities. Details related to the Company's investment securities are as follows:

          --------------------------------------------------------------------------------------------------------------
                                                       2004                      2003                    2002
                                           -------------------------  ------------------------  ------------------------
                                              Carrying          Fair     Carrying         Fair     Carrying         Fair
                                                 value         value        value        value        value        value
          --------------------------------------------------------------------------------------------------------------

          Available-for-sale:
            Equity securities:
               With readily determinable
                 market value                 $      -         $   -     $      -        $   -     $844,752   $2,280,000
          --------------------------------------------------------------------------------------------------------------

          -----------------------------------------------------------------------------------------------------
                                                                   2004              2003                 2002
          -----------------------------------------------------------------------------------------------------

          Held-to-maturity at carrying value:
            Commercial paper                                $60,498,597      $144,149,991          $ 8,221,022
            Government guaranteed securities                          -         7,161,513           11,581,654
            Bankers acceptances                                 379,092         3,882,512            2,282,682
          -----------------------------------------------------------------------------------------------------


          All held-to-maturity securities are due within one year and the fair values approximate carrying value.

     (h)  Cash held in escrow

          Under Canadian GAAP, the Company includes cash held in escrow in cash and cash equivalents. Under US GAAP, this amount would be separately disclosed on the balance sheet.

     (i) The effects of the above differences between Canadian and United States generally accepted accounting principles are as follows:

          --------------------------------------------------------------------------------------------------------------------------
                                           Medical         Acquired
                                        technology       in-process            Cash           Cash
                                         and other     research and        and cash        held in       All other            Total
          2004                              assets      development     equivalents         escrow          assets           assets
          --------------------------------------------------------------------------------------------------------------------------
          Assets in accordance
            with Canadian
            generally accepted
            accounting
            principles as at
            December 31, 2004          $19,230,431     $ 14,128,513    $105,068,973    $         -    $232,375,560     $370,803,477
          United States generally
            accepted accounting
            principles
            adjustment
            (note 25(a), (e, (f))
            and (h))                    (9,321,041)     (14,128,513)    (36,255,709)    36,255,709               -      (23,449,554)
          --------------------------------------------------------------------------------------------------------------------------

          Assets in accordance
            with United States
            generally accepted
            accounting
            principles as at
            December 31, 2004          $ 9,909,390     $          -    $ 68,813,264    $36,255,709    $232,375,560     $347,353,923
          ==========================================================================================================================

          ------------------------------------------------------------------------------------------------------
                                                        Medical        Acquired
                                                     technology      in-process
                                                      and other    research and        All other          Total
          2003                                           assets     development           assets         assets
          ------------------------------------------------------------------------------------------------------

          Assets in accordance with
            Canadian generally
            accepted accounting
            principles as at
            December 31, 2003                       $10,107,719    $ 14,660,395     $169,311,303    $194,079,417
          United States generally
            accepted accounting
            principles adjustment
            (note 25(a), (e) and (f))               (10,107,719)    (14,660,395)               -     (24,768,114)
          -------------------------------------------------------------------------------------------------------

          Assets in accordance with
            United States generally
            accepted accounting
            principles as at
            December 31, 2003                       $         -     $         -     $169,311,303    $169,311,303
          =======================================================================================================

          ------------------------------------------------------------------------------------------------------
                                                                                      2004                 2003
          ------------------------------------------------------------------------------------------------------

          Shareholders' equity in accordance with Canadian
            generally accepted accounting principles                         $ 226,662,117        $ 179,503,198
          Medical technology and other assets                                   (9,321,041)         (10,107,719)
          Acquired in-process research and development                         (14,128,513)         (14,660,395)
          ------------------------------------------------------------------------------------------------------

          Shareholders' equity in accordance with United States
            generally accepted accounting principles                         $ 203,212,563        $ 154,735,084
          =======================================================================================================

          Shareholders' equity is comprised of:
            Share capital                                                    $ 285,278,965        $ 280,987,744
            Convertible equity                                                  77,250,000                    -
            Additional paid-in capital                                          15,462,111           10,137,873
            Deferred stock compensation                                            (17,384)             (31,739)
            Accumulated deficit                                               (174,761,129)        (136,358,794)
          ------------------------------------------------------------------------------------------------------
                                                                             $ 203,212,563        $ 154,735,084
          =======================================================================================================

          --------------------------------------------------------------------------------------------------------------------------
                                                                                      2004                 2003                2002
          --------------------------------------------------------------------------------------------------------------------------

          Loss for the year in accordance with
            Canadian generally accepted accounting
            principles                                                        $(39,706,539)       $ (31,773,036)       $(14,789,437)

          Medical technology expenditures (note 25(a))                             786,677            2,607,031             418,253

          Acquired in-process research and
            development (note 25(f))                                               531,882            1,466,523           1,466,523

          Stock option compensation costs
            (note 25(b)(II) and (III))                                             (14,355)            (109,602)           (572,956)
          --------------------------------------------------------------------------------------------------------------------------

          Loss for the year in accordance with
            United States generally accepted
            accounting principles                                              (38,402,335)         (27,809,084)        (13,477,617)

          Reclassification adjustment for unrealized
            gains (25(g))                                                                -                    -           1,435,248
          --------------------------------------------------------------------------------------------------------------------------

          Comprehensive loss for the period in accordance
            with United States generally accepted
            accounting principles                                             $(38,402,335)        $(27,809,084)       $(12,042,369)
          ==========================================================================================================================

          Loss per share in accordance with United States generally accepted accounting principles:
               Basic                                                          $      (0.91)        $      (0.78)       $      (0.43)
               Diluted                                                               (0.91)               (0.78)              (0.43)
          ==========================================================================================================================